EXHIBIT 10.26

2006 GRANT AGREEMENT – US EXECUTIVES

RESMED INC.

TERMS OF STOCK OPTION

This document sets forth the terms of a Stock Option (the “Option”) granted by ResMed Inc., a Delaware corporation (the “Company”), pursuant to a Summary of Stock Option Grant (“Summary”) displayed at the Web site of the Company’s option plan administrator. The Summary, which specifies the person to whom the Option is granted (“Grantee”) and other specific details of the grant, and the electronic acceptance of the Summary at the Web site of the Company’s option plan administrator are incorporated herein by reference.

A.	Grantee is an employee of the Company or a Subsidiary of the Company.

B.	In consideration of services to be performed, Company desires to afford Grantee an opportunity to purchase shares of its Common Stock in accordance with the ResMed Inc. 2006 Incentive Award Plan, as the same may be amended or restated from time to time (the “Plan”), as hereinafter provided.

C.	Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan or in the Summary, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.	Grant of Option. Company hereby irrevocably grants to Grantee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of the Common Stock of Company specified in the Summary (the “Option Shares”) at the Option Price specified in the Summary (the “Option Price”), during the period and subject to the conditions set forth in this agreement and in the Summary.

2.	Option Period. The Option Period begins on the Grant Date specified in the Summary and ends on the Expiration Date specified in the Summary, subject to earlier termination of the Option Period in accordance with Section 6 hereof. Any vested portion of the Option shall be exercised in accordance with the provisions of Sections 3, 4, 5 and 6 hereof during the Option Period. All rights to exercise the Option, and the Option Period, shall terminate on the Expiration Date or such earlier date specified in Section 6 hereof.

3.	Option Vesting and Acceleration. The Option shall vest and become exercisable in accordance with the Vesting Schedule specified in the Summary. Vesting of the Option, however, shall terminate upon the Grantee’s Termination of Employment. Notwithstanding the Vesting Schedule specified in the Summary, in the event of a Change of Control, the Option shall be and become fully vested and exercisable as of the date of such Change of Control. For these purposes, Change of Control shall have the definition set forth in Section 23 hereof.

4.	Exercise of Option. Except as provided in Section 9, this Option shall be exercisable during the Option Period in accordance with the Vesting Schedule (as the same may be modified by Section 3 hereof) and at the Option Price per share specified on the Summary. The installments provided for in the Summary are cumulative, such that each installment that vests but is not exercised, may be carried forward and exercised in any future year during the Option Period.

5.	Manner of Exercise. Exercise of the Option shall be by written notice as directed by the Company, details of which will be provided to you. The notice shall be accompanied by payment in full in cash, check, or a combination thereof, in the aggregate amount of the Option Price specified in the Summary multiplied by the number of shares to be purchased by Grantee through such exercise, plus payment of all applicable withholding taxes. In addition, the Option Price and associated tax withholding obligations may be paid through the delivery of a notice that the Grantee has placed a market sell order with a broker with respect to the shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price and tax withholding obligations.

6.	Rights in Event of Death or Termination of Employment.

(a)	If Grantee dies while employed by the Company or a Subsidiary, or within the first year after Termination of Employment, without having fully exercised the Option, the executors, administrators, legatees or distributees of Grantee’s estate shall have the right, for a period of one year after the date of Grantee’s death, to exercise the vested, unexercised and unexpired portion, if any, of the Option as of the date of Grantee’s death, in whole or in part, to the same extent that Grantee could have exercised the Option immediately before Grantee’s death, except that the Option may not be exercised under this subsection 6(a) after the Expiration Date.

(b)	In the event of Grantee’s Termination of Employment for any reason, and after giving effect to Section 3 regarding Option acceleration, if applicable, the then vested, unexercised and unexpired portion, if any, of Grantee’s Option as of the date of Termination of Employment may be exercised until the earlier of (i) the first anniversary of such Termination of Employment, or (ii) the Expiration Date specified in the Summary. After this date, the Option shall be automatically cancelled and the Option Period shall terminate.

(c)	For purposes of this Section 6, the employment relationship of an employee of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence if such leave does not exceed ninety days, so long as his right to re-employment is guaranteed either by statute or by contract, or in any other circumstance as may be required by law.

7.	Transferability of Option.

(a)	Subject to subsection 7(b), the Option is not transferable by Grantee other than by will or by the laws of descent and distribution in the event of the Grantee’s death, in which event the Option may be exercised by the heirs or legal representatives of the Grantee as provided in Section 6 hereof. The Option may be exercised during the lifetime of the Grantee only by the Grantee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Grantee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

(b)	Notwithstanding the foregoing provisions of subsection 7(a), the Administrator, in its sole discretion, may permit the transfer of a non-qualified option held by the Grantee (i) pursuant to a DRO, or (ii) by gift or contribution to a Permitted Transferee. Any Option that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Grantee, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including without limitation to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.

8.	Changes in Capital Structure. The number of Option Shares covered by this Option and the Option Price shall be equitably adjusted in the event (the “Event”) of (i) the payment of any dividend or the making of any distribution of Common Stock to holders of record of Common Stock, (ii) any stock split, combination of shares, recapitalization or other similar change; (iii) the merger or consolidation of the Company into or with any other corporation; or (iv) the reorganization, dissolution, liquidation or winding up of the Company, and the Grantee shall be entitled to receive such new, additional or other shares of stock of any class, or other property (including cash), as Grantee would have been entitled to receive as a matter of law in connection with such Event had Grantee held the Option Shares on the record date set for such Event. In addition, upon such change, the Option Price of the Option Shares or other securities subject to any unexercised portions of this Option shall be adjusted proportionately so that Grantee shall have the right to purchase the number of Option Shares (as adjusted) under this Option at an Option Price (as adjusted) which Grantee could purchase for the total purchase price applicable to the unexercised portion of this Option immediately prior to such Event had Grantee held the Option Shares on the record date set for such Event. Any fractional shares resulting from such calculation shall be eliminated. The Administrator shall have the authority to determine the adjustments to be made under this Section 8 and any such determination shall be final, binding and conclusive.

9.	Legal Requirements.

(a)	If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary or advisable as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained and is in effect. This Option does not hereby impose on the Company a duty to so list, register, qualify, maintain or effect or obtain consent or approval.

(b)	The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.

(c)	The Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Option Shares purchasable upon the exercise of any part of the Option unless and until such shares of Common Stock shall have been issued by the Company to the Grantee, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or by the issuance of a stock certificate in Grantee’s name.

10.	No Obligation to Exercise Option. The Grantee shall be under no obligation to exercise the Option.

11.	Tax Withholding. As a condition to the Company issuing the Option Shares on exercise of this Option, Grantee must pay or provide for all applicable income tax and social insurance withholding and payment on account obligations of the Company or its affiliate (“Employer”). The Company makes no representations or undertakings regarding the tax treatment of the Option. The liability for all applicable taxes is Grantee’s responsibility. Where Grantee’s Employer is liable to account for any sum in respect of income tax or social insurance or other tax withholding, the Option may not be exercised, assigned, or released unless Grantee has, at the Company’s election: (a) delivered a check to the Employer sufficient to discharge the applicable taxes due; (b) authorized the Company to withhold from Option Shares to be issued, or (c) arranged to sell a sufficient number of the Option Shares through a broker and instructed the broker to immediately remit sufficient funds from the sale of such Common Stock to enable the Employer to satisfy the taxes due.

12.	Fractional Option Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Option, but the Company shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Option.

13.	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice (which may include electronic delivery by email) or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc.
14040 Danielson Street
Poway, CA 92064 USA
Attn: David Pendarvis, Corporate Secretary

If to Grantee:	Address of Grantee on file with ResMed Inc. or its subsidiary

14.	Administration. This Option has been granted pursuant to the Plan adopted by the Board of Directors of the Company and approved by the stockholders of the Company, and is subject to the terms and provisions thereof. By acceptance hereof the Grantee acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Company, and such determination shall be final, binding and conclusive.

15.

No Rights to Employment or Future Awards. The grant of this Option does not entitle Grantee to any other benefit or to future awards or rights under the Plan. The grant does not form an employment contract or relationship with the Company or any of its affiliates. The Option does not create a right to further employment nor interfere with the Company and its affiliate’s right to terminate the employment relationship at any time for any reason whatsoever, with or without cause, which rights to terminate are hereby expressly reserved (except to the extent that right is otherwise limited by law).

16.	Data Privacy Waiver.

(a)	Grantee hereby agrees that the Company and its affiliates are permitted to collect, store, hold, process, and transfer personal (and sensitive) information and data relating to the Grantee as part of its personnel and other business records and may use such information in the course of its business. Such information and data may include, but is not limited to, personal data, employment information, and financial information. The Company and its affiliates may use such data for compensation and benefit planning, to administer the Plan and other benefits plans, and otherwise in the course of its business.

(b)	Grantee hereby agrees that the Company and its affiliates may disclose or transfer such personal data or information to third parties, including parties situated outside the country in which Grantee works or reside, even if the recipient country has different data privacy laws than those in the country where Grantee works or resides.

(c)	This Section 16 applies to information and data held, used or disclosed in any medium.

17.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws or principles.

19.	Counterparts and Additional Terms. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be provided in electronic format in accordance with the Company’s programs and policies permitting electronic delivery of signatures. The Option shall be subject to such additional terms and rights of Grantee regarding the Option as set forth in any executive agreement, severance agreement or change in control agreement between Grantee and the Company.

20.	Amendment. This Agreement may not be amended in a material adverse way to Grantee except by an instrument in writing signed by the Grantee and the Company.

21.	Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Grantee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date or (b) within one year after the transfer of such shares to the Grantee. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Grantee in such disposition or other transfer.

22.	Conformity to Securities Laws. Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and all applicable state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

23.	Certain Definitions. The following term will have the following definition for this Agreement.

(a)	Change of Control shall mean the occurrence of any of the following:

(i)	a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition, other than:

(a)	an acquisition by an employee benefit plan or any trustee holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company; or

(b)	an acquisition by the Company or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company; or

(c)	an acquisition pursuant to the offering of shares of Common Stock by the Company to the general public through a registration statement filed with the Securities and Exchange Commission; or

(d)	an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change of Control under clause (iii).

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office was a result of an actual or threatened election contest with respect to the election or removal of directors; or

(iii)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(a)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Successor Entity) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; or

(b)	after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s approval of the transaction or the agreement providing for the transaction.

(iv)	the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction or at the consummation of the last of a series of related transactions were a record date for a vote of the Company’s stockholders. For purposes of subsection (iii) Successor Entity means the Company or the “person” that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company.

IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth above and in the Summary.

RESMED INC.	GRANTEE

/s/ PETER C. FARRELL
Peter C. Farrell	(Acceptance designated electronically
Chief Executive Officer	at the option plan administrator’s Web site)